UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/06/2010

DARA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19140

Delaware	04-3216862
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615
(Address of principal executive offices, including zip code)

(919) 872-5578
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 6, 2010, DARA BioSciences, Inc. (the "Company") entered into change of control severance agreements with each of Richard A. Franco, Sr., the Company's Chairman, President and Chief Executive Officer, and Ann Rosar, the Company's Chief Accounting Officer. The Compensation Committee of the Company's Board of Directors approved these agreements to provide certain protection to the Company's executive officers in the event of a change of control of the Company in order to induce the executive officers to remain in the employ of the Company notwithstanding any risks and uncertainties created by the possibility of a change of control of the Company.

Under Mr. Franco's agreement, if he is terminated for any reason other than Cause (as defined in the agreement) or if he resigns for Good Reason (as defined in the agreement) within thirty (30) months after the occurrence of a Change of Control (as defined in the agreement), he is entitled to receive a cash severance payment equal to (A) three and one-quarter times (B) $325,000 or if higher, his highest base salary in effect during the 12 months prior to termination, and continued provision of health, dental, life, accident, disability and similar benefit plan coverage for a period of 24 months.

Under Ms. Rosar's agreement, if she is terminated for any reason other than Cause (as defined in the agreement) or if she resigns for Good Reason (as defined in the agreement) within thirty (30) months after the occurrence of a Change of Control (as defined in the agreement), she is entitled to receive a cash severance payment equal to (A) two and one-quarter times (B) her highest base salary in effect during the 12 months prior to termination, as well as continued provision of health, dental, life, accident, disability and similar benefit plan coverage for a period of 24 months.

The agreements further provide that all restricted stock, stock option or other equity compensation awards granted by the Company that were unvested immediately prior to the Change of Control date shall become fully vested as of the Change of Control date. In addition, under the agreements Mr. Franco and Ms. Rosar are restricted from competing with the Company for a one-year period following termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BIOSCIENCES, INC.

Date: October 12, 2010	By:	/s/ Richard A. Franco, Sr., R.Ph.
Richard A. Franco, Sr., R.Ph.
Chairman, President and Chief Executive Officer